EXHIBIT 5

              INTERNAL REVENUE SERVICE DEPARTMENT OF THE TREASURY
                               DISTRICT DIRECTOR
P. O. BOX 2508
CINCINNATI, OH  45201                          Employer Identification Number:
                                                        48-0674097
Date:  Nov 25 1997                             DLN:
                                                        17007099287007
PAYLESS SHOESOURCE INC.                        Person to Contact:
C/O MICHEL A THOMPSON                                   CINDY PERRY
LATHROP & GAGE LC                              Contact Telephone Number:
2345 GRAND BLVD                                         (513) 241-5199
KANSAS CITY, MO  64108                         Plan Name:
                                                        PROFIT SHARING PLAN

                                               Plan Number:  002

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This plan  satisfies the  nondiscrimination  in amount  requirement  of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.


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         This  plan  satisfies  the   nondiscriminatory   current   availability
requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This plan also satisfies the requirements of section 1.401(a)(4)-4(b) of the regulations with respect to the specific benefits, rights, or features for which you have provided information.

          Except as otherwise specified this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465 and by the Small Business Job Protection Act of 1996 (SBJPA), Pub. L. 104-108, other than the requirements of Code section 401(a)(26).

         This letter considers the amendments required by the Tax Reform Act of 1986, except as otherwise specified in this letter.

         The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                     Sincerely yours,


                                                     /s/ Ellen M. Murphy
                                                     ACTING DISTRICT DIRECTOR

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans
Addendum


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         This  determination  is conditioned  upon your adoption of the proposed restated plan as submitted with you or your representative's letter dated September 30 1997. The proposed plan should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This determination letter also applies to the members of the controlled group of corporations adopting this plan.







































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